                                                             EXHIBIT 99.(d)(3)

                            EXCESS EXPENSE AGREEMENT

     WHEREAS, PowerShares Capital Management LLC is the investment adviser (the "Adviser") of the PowerShares Exchange-Traded Fund Trust (the "Trust");

     WHEREAS, the Adviser proposes to waive fees and/or absorb certain expenses of one or more portfolios of the Trust (each a "Fund") in order to maintain expense ratios of the Funds at or below a predetermined level (each an "Expense Cap"); and

     WHEREAS, the Trust desires to induce the Adviser to waive fees and/or absorb expenses of the Funds to the extent necessary to maintain the expense ratios of the Funds at or below their applicable Expense Caps.

     NOW, THEREFORE, the parties hereto agree as follows:

     1. Subject to the limitations specified below, each Fund shall reimburse the Adviser, without interest, for fees waived and/or expenses absorbed by the Adviser on or after October 4, 2004, for the purpose of maintaining the Fund's expense ratio at or below its Expense Cap (the "Reimbursement Payments"). The Expense Cap for each Fund and the period of time it will remain in effect is set forth in Appendix I attached hereto, as it may be amended from time to time.

     2. The Adviser shall be entitled to Reimbursement Payments from a Fund on the earliest date that any such payments may be made without thereby causing the Fund to (i) exceed its Expense Cap then in effect, or (ii) if the Expense Cap is no longer in effect, exceed an expense ratio equal to the most recent applicable Expense Cap (the "Maximum Expense Level"), but shall have no right to any Reimbursement Payments from a Fund to the extent any such payment would result in the Fund exceeding its Expense Cap or Maximum Expense Level.

     3. A Fund's obligation to make Reimbursement Payments with respect to any particular fees waived, and/or expenses absorbed, shall expire five years from the date the fee or expense would otherwise have been accrued by the Fund.

     4. This Agreement may be terminated by the Trust or the Adviser, without penalty, upon 60 days prior written notice.

     5. The Adviser shall, upon termination of the Agreement, have no claim against the Trust or any Fund for any unreimbursed amounts.

                                               POWERSHARES EXCHANGE-TRADED
                                                 FUND TRUST

                                               By:
                                                  ------------------------

                                               POWERSHARES CAPITAL MANAGEMENT
                                                 LLC

                                               By:
                                                  ------------------------

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                                   APPENDIX I

                    POWERSHARES PRODUCTS                                              EXPENSE CAP
1.     Dynamic Large Cap Growth Portfolio                                                0.60%
2.     Dynamic Large Cap Value Portfolio                                                 0.60%
3.     Dynamic Mid Cap Growth Portfolio                                                  0.60%
4.     Dynamic Mid Cap Value Portfolio                                                   0.60%
5.     Dynamic Small Cap Growth Portfolio                                                0.60%
6.     Dynamic Small Cap Value Portfolio                                                 0.60%
7.     Golden Dragon Halter USX China Portfolio                                          0.60%
8.     High Yield Equity Dividend Achievers(TM) Portfolio                                0.50%
9.     Value Line #1 Timeliness and Safety Portfolio                                     0.60%
10.    WilderHill Clean Energy Portfolio                                                 0.60%
11.    Zacks Rank Large Cap Portfolio                                                    0.60%
12.    Dynamic Aerospace & Defense Portfolio                                             0.60%
13.    Dynamic Biotechnology & Genome Portfolio                                          0.60%
14.    Dynamic Brand Name Products Portfolio                                             0.60%
15.    Dynamic Consumer Electronics Portfolio                                            0.60%
16.    Dynamic Food & Beverage Portfolio                                                 0.60%
17.    Dynamic Hardware Portfolio                                                        0.60%
18.    Dynamic Internet Software & Services Portfolio                                    0.60%
19.    Dynamic Leisure and Entertainment Portfolio                                       0.60%
20.    Dynamic Media Portfolio                                                           0.60%
21.    Dynamic Networking Portfolio                                                      0.60%
22.    Dynamic Pharmaceuticals Portfolio                                                 0.60%
23.    Dynamic Semiconductors Portfolio                                                  0.60%
24.    Dynamic Software Portfolio                                                        0.60%
25.    Dynamic Telecommunication Services Portfolio                                      0.60%
26.    Dynamic Wireless Portfolio                                                        0.60%